Exhibit 99.1

CONTACT:	Thomas M. Friel, (800) 544-2411 or (702) 495-4210

Executive Vice President, Chief Accounting Officer and Treasurer

Lori B. Nelson, (800) 544-2411 or (702) 495-4248
Director of Corporate Communications

FOR IMMEDIATE RELEASE:  December 12, 2008

Station Casinos, Inc. Announces Extension of Consent Date

for Private Exchange Offer

LAS VEGAS – December 12, 2008

Station Casinos, Inc. (“Station” or the “Company”) announced today that it is extending the Consent Date (as defined in Station’s confidential offering memorandum, dated November 25, 2008 (the “Offering Memorandum”)) to 5:00 p.m., New York City time, on Friday, December 19, 2008, unless otherwise extended, for all Old Notes (as defined below) in its private exchange offers (the “Exchange Offer”) for its outstanding 6% Senior Notes due 2012, 7 3/4% Senior Notes due 2016, 6 1/2% Senior Subordinated Notes due 2014, 6 7/8% Senior Subordinated Notes due 2016 and 6 5/8% Senior Subordinated Notes due 2018 (collectively, the “Old Notes”).

In addition to the Minimum Tender Condition (as defined in the Offering Memorandum), the Exchange Offer is subject to certain other conditions, as more fully described in the Offering Memorandum and as referenced above. In addition, Station has the right to terminate or withdraw the Exchange Offer at any time and for any reason, including if any of the conditions described in the Offering Memorandum and as referenced above are not satisfied.

The Exchange Offer is being made only to “qualified institutional buyers” and to certain non-U.S. investors located outside the United States. The Exchange Offer is made only by, and pursuant to, the terms set forth in the Offering Memorandum, and the information in this press release is qualified by reference to the Offering Memorandum and the accompanying letter of transmittal. Subject to applicable law, Station may amend, extend or terminate the Exchange Offer.

Documents relating to the Exchange Offer will only be distributed to holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private offer. Noteholders who desire a copy of the eligibility letter should contact D.F. King & Co., Inc., the information agent for the offers, at (800) 628-8532 (Toll-Free) or (212) 269-5550 (Collect).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering.  Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Red Rock Casino Resort Spa, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wild Wild West Gambling Hall & Hotel, Wildfire Casino Rancho, Wildfire Casino Boulder, formerly known as Magic Star Casino, Gold Rush Casino and Lake Mead Casino.  Station also owns a 50% interest in Green Valley Ranch Station Casino, Aliante Station Casino & Hotel, Barley’s Casino & Brewing Company, The Greens and Renata’s Casino in Henderson, Nevada and a 6.7% interest in the joint venture that owns the Palms Casino Resort in Las Vegas, Nevada.  In addition, Station manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein.  Such risks and uncertainties include, but are not limited to, the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007, and its Registration Statement on Form S-3ASR File No. 333-134936.  All forward-looking statements are based on the Company’s current expectations and projections about future events.  All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.